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                     May 26, 2020

       Bosco Chiu
       Chief Financial Officer
       HERBALIFE NUTRITION LTD.
       P.O. Box 309GT
       Ugland House, South Church Street
       Grand Cayman, Cayman Islands KY1-1106

                                                        Re: HERBALIFE NUTRITION
LTD.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 18,
2020
                                                            File No. 1-32381

       Dear Mr. Chiu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Henry Wang, General
Counsel